NI Holdings, Inc. Files Results for Third Quarter and Nine Months Ended September 30, 2018

FARGO, North Dakota, November 13, 2018 – NI Holdings, Inc. (NASDAQ: NODK) today reported its financial results for the quarter and nine months ended September 30, 2018.

The Company reported a 7.6 percent increase in net earned premiums for the nine months ended September 30, 2018 compared to the first nine months of 2017, and net income attributable to NI Holdings rose to $16.2 million compared to $2.1 million a year ago. The total equity for NI Holdings stood at $269.4 million as of September 30, 2018.

NI Holdings 9M and Q3 2018 key financial details:

Dollars in thousands, except earnings per share (unaudited)

	9M 2018	9M 2017	Change	Q3 2018	Q3 2017	Change
Net income attributable to NI Holdings	$16,192	$2,085	+676.6%	$9,844	-$2,733	+460.2%
Direct written premiums	$174,074	$159,056	+9.5%	$46,220	$39,005	+18.5%
Net earned premiums	$140,925	$130,987	+7.6%	$54,136	$52,525	+3.1%
Loss and LAE ratio	68.8%	79.1%	-10.3 pts	69.2%	94.4%	-25.2 pts
Expense ratio	27.3%	24.1%	+3.2 pts	27.2%	19.2%	+8.0 pts
Combined ratio	96.1%	103.1%	-7.0 pts	96.4%	113.6%	-17.2 pts
Return on average equity	8.3%	1.4%	+6.9%	15.1%	-4.6%	+19.7 pts
Basic earnings (loss) per share	$0.72	$0.09	$0.63	$0.44	-$0.12	$0.56
Shareholders’ equity	$269,392	$239,912	+12.3%	$269,392	$239,912	+12.3%

“We are very pleased with our third quarter results,” said Michael J. Alexander, President and CEO. “Weather-related losses for the first nine months of 2018 were slightly below our expectations, resulting in better loss experience for our homeowners line of business. However, some larger losses, both weather and non-weather related, caused an increase to the loss ratio for our farmowners business. A more consistent weather pattern and additional moisture have improved the outlook for our crop insurance business in 2018. Finally, our assumed reinsurance lines are performing better in 2018 as we have not experienced the large losses for hurricanes and wildfires as we did in 2017.”

“The third quarter results include the acquisition of Direct Auto, completed on August 31, 2018, and the first month of results for that business. The acquisition itself included a one-time bargain purchase gain of $4,578, while the new subsidiary contributed $3,663 of revenues and $260 of net income to the consolidated results.”

“The increase in our written premiums is a result of the continued growth in our policies inforce and the rate adjustments implemented to ensure that we are getting the proper premiums for the risks we are insuring. Third quarter net earned premiums reflect a higher ceding of multi-peril crop insurance premiums back to the federal government due to the risk-sharing provisions of our contract under the federal crop insurance program. We anticipate that the annual loss experience on our crop business will be favorable, thus resulting in higher ceding of earned premiums but also an increase to our bottom-line income.”

“Our overall loss and LAE ratio also reflects an improvement in our assumed reinsurance block of business, which has not experienced the high level of hurricanes and wildfires as last year. Our Private Passenger Auto, Non-Standard Auto, and Home and Farm businesses had similar results when compared to a year ago. Our overall expense ratio has increased from last year, due to higher acquisition costs related to the increase in written premiums, as well as additional expenses at the holding company.”

Current year net income is also improved due to a decrease in the effective tax rate as a result of the enactment of the Tax Cuts and Jobs Act of 2017 (“TCJA”). The TCJA was signed into law on December 22, 2017. In addition to other provisions, the TCJA lowered the federal corporate income tax rate from 35% to 21% effective January 1, 2018.

Earnings Conference Call

The Company will not hold an earnings conference call for third quarter 2018. Our Quarterly Report on Form 10-Q as filed with the SEC is available on the Company’s website at http://www.niholdingsinc.com. Our latest Financial Supplement is also available on the Company’s website.

About the Company

NI Holdings, Inc. is an insurance holding company. The company is a North Dakota business corporation that is the stock holding company of Nodak Insurance Company and became such in connection with the conversion of Nodak Mutual Insurance Company from a mutual to stock form of organization and the creation of a mutual holding company. The conversion was consummated on March 13, 2017. Immediately following the conversion, all of the outstanding shares of common stock of Nodak Insurance Company were issued to Nodak Mutual Group, Inc., which then contributed the shares to NI Holdings in exchange for 55% of the outstanding shares of common stock of NI Holdings. Nodak Insurance Company then became a wholly-owned stock subsidiary of NI Holdings.

NI Holdings completed the acquisition of Direct Auto Insurance Company on August 31, 2018, which is a wholly-owned stock subsidiary of NI Holdings.

Nodak Insurance Company owns American West Insurance Company and Primero Insurance Company. Nodak Insurance Company also manages Battle Creek Mutual Insurance Company and reinsures 100% of the risk on all insurance policies issued by Battle Creek. NI Holdings’ financial statements are the consolidated financial results of NI Holdings; Nodak Insurance, including Nodak Insurance’s wholly-owned subsidiaries American West and Primero, and its affiliate Battle Creek; and Direct Auto.

Safe Harbor Statement

Some of the statements included in this news release, particularly those anticipating future financial performance, business prospects, growth and operating strategies, and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Actual results could vary materially. Factors that could cause actual results to vary materially include: our ability to maintain profitable operations, the adequacy of the loss and loss adjustment expense reserves, business and economic conditions, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, adverse and catastrophic weather events, legal and judicial developments, changes in regulatory requirements, our ability to integrate and manage successfully the insurance companies we may acquire from time to time, and other risks we describe in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to our Annual Report on Form 10-K, as filed with the SEC.

Investor Relations Contacts:
Brian Doom

Executive Vice President and Chief Financial Officer
701-298-4200
bdoom@nodakins.com

Timothy J. Milius, CPA

Vice President, Finance
701-298-4275
tmilius@nodakins.com

Media Contact:
Beth DuFault
701-298-4282
bdufault@nodakins.com